NEWS RELEASE	Exhibit 99.1

HECLA MINING COMPANY RELEASES 2020 SUSTAINABILITY REPORT

FOR IMMEDIATE RELEASE

May 13, 2021

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today released its 2020 Sustainability Report, which comprehensively assembles the Company’s environmental, social and governance (ESG) goals, performance, and focus areas.

“The theme and title of this year’s report are Small Footprint, Large Benefit,” said Hecla President and Chief Executive Officer Phillips S. Baker, Jr. “Because our operations are low tonnage and mostly underground, they directly affect less than 3,900 acres, less than just one operation at many other mining companies. Yet we continually take steps to reduce our environmental footprint while providing long-term economic and social support to the communities where we operate.”

Hecla’s 2020 ESG Highlights:

●	Achieving a 36% reduction in greenhouse gas (GHG) emissions from 2019
●	Attaining more than our multi-year 5% energy reduction goal--76% of our line power was from hydropower
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Mobilizing and organizing operations to protect the health and safety of our workforce even before COVID-19 was deemed a pandemic, and helping address community needs, including food, supplies, and financial assistance

●	Reducing our 2020 All-Injury Frequency Rate by 24% to 1.22—an 80% reduction since 2012
●	Completing reclamation of the 300-acre Troy Tailings Storage Facility. As a result, the State of Montana reduced the required financial assurance by nearly $8 million
●	Approving and publishing a human rights policy statement that codifies our commitment to respecting human rights
●	Increasing diversity with a new director with risk management, ESG and mining expertise
●	Signing a Cooperation Agreement between Hecla Quebec and the Council of the Abitibiwinni First Nation (CAFN) that ensures employment and business opportunities for CAFN

For the third year, Hecla benchmarked its performance against the Sustainability Accounting Standards Board (SASB) Metals and Mining framework. The SASB metrics are included in our sustainability report and on www.hecla-mining.com. This is also the first year that Hecla reported against relevant aspects of the Task Force on Climate-Related Financial Disclosures (TCFD).

Annual Meeting of Shareholders

For health and safety reasons due to COVID-19, Hecla’s Annual Meeting of Shareholders will be a virtual meeting and conducted via live webcast on Wednesday, May 19, 2021, at 1:00 p.m. ET. Shareholders and guests may access the webcast on Hecla’s website at www.virtualshareholdersmeeting.com/HL2021. During the meeting, Mr. Baker will highlight the Company’s Sustainability report and answer questions.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	1

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company owns a number of exploration properties and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Jeanne DuPont

Senior Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com	2